Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF ADVANCED CELLULAR TECHNOLOGY, INC.,
A CALIFORNIA CORPORATION

       The undersigned, Dean Antonis and Divina Viray, hereby certify that:

       1.       They are the duly elected and acting President and Secretary respectfully of Advanced Cellular Technology, Inc., a California corporation (the “Corporation”);

       2.       The Articles of Incorporation of this Corporation are amended and restated to read in full as follows:

ARTICLE I

       The name of the corporation is Auto Underwriters of America, Inc.

ARTICLE II

       The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

       The Corporation is authorized to issue two classes of shares to be designated respectively common stock (“Common Stock”) and preferred stock (“Preferred Stock”).  The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred and ten million (110,000,000) shares, of which one hundred million (100,000,000) shares shall be no par value Common Stock, and ten million (10,000,000) shares shall be no par value Preferred Stock.  The Board of Directors of the Corporation is hereby authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of California.

       Upon the filing of these Amended and Restated Articles of Incorporation with the Office of the Secretary of State, shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-one hundred without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. All fractional shares owned by each holder of record will be aggregated and to the extent after aggregating all fractional shares any registered holder is entitled to a fraction of a share, he shall be entitled to receive one whole share in respect of such fraction of a share.

       3.       The foregoing amendment has been approved by the Board of Directors of this Corporation.

       4.       The foregoing amendment was approved by the holders of the requisite number of shares of this Corporation in accordance with sections 902 and 903 of the California General Corporation Law.  The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was fifty seven million (57,000,000) shares of Common Stock.  The number of shares voting in favor of the foregoing amendment equal or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

       IN WITNESS WHEREOF, the undersigned has executed this certificate on March 22, 2004.

 /s/ Dean Antonis                                               /s/ Divina Viray
Dean Antonis, President                                    Divina Viray, Secretary

       Each of the undersigned certifies under penalty of perjury that he has read the foregoing Amended and Restated Articles of Incorporation and knows the contents thereof, and that the statements therein are true.

       Executed at San Mateo, California March 22, 2004.

 /s/ Dean Antonis                                               /s/ Divina Viray
Dean Antonis, President                                    Divina Viray, Secretary

2